Exhibit 10.5

REDPRAIRIE HOLDING, INC.

May 23, 2005

Francisco Partners, L.P.

c/o Francisco Partners GP, LLC

2882 Sand Hill Road

Suite 280

Menlo Park, CA 94025

Re: Advisory Agreement

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger (as the same may be amended from time to time, the “Purchase Agreement”) entered into as of April 13, 2005 by and among RedPrairie Holding, Inc., a Delaware corporation (formerly known as Giants Holding, Inc.), Ruby Acquisition, Inc., a Delaware corporation, RedPrairie Corporation, a Delaware corporation, and Advent International Corporation as stockholder representative.

Subject to the terms and conditions contained herein, this letter agreement (this “Letter Agreement”) sets forth the agreement of the Company and Francisco Partners, L.P. (the “Advisor”) with respect to the performance of certain advisory services for the Company by the Advisor.

1. Term. This Letter Agreement shall be in effect for an initial term of ten (10) years commencing on the date hereof (the “Term”), and shall be automatically extended thereafter on a year to year basis unless the Company or the Advisory provides written notice of termination of this Letter Agreement to the other parties at least 90 days prior to the expiration of the Term or any extension thereof. This Letter Agreement shall be automatically terminated upon an Approved Sale (as such term is defined in the Stockholders Agreement, dated as of the date hereof, by and among the Company, Francisco Partners, L.P., Francisco Partners Fund A, L.P., and the other stockholders named therein (the “Stockholders Agreement”)).

2. Services. The Advisory shall perform or cause to be performed such services for the Company and/or its affiliates as directed by the Company’s board of directors, which may include, without limitation, the following: (i) executive and management services; (ii) identification, support and analysis of acquisitions and dispositions by the Company or its affiliates; (iii) support and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness; (iv) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements, (v) human resource functions, including searching and hiring of executives, and (vi) other services for the Company or its affiliates upon which the Company’s board of directors and the Advisor agree. Notwithstanding any provision in this

Letter Agreement to the contrary, each of the parties hereto acknowledges and agrees that there are no minimum levels of services required to be provided to the Company and/or its affiliates pursuant to this Letter Agreement and the level of services required to be provided to the Company by the Advisor shall not be unreasonably disproportionate relative to the amount of the Advisory Fee.

3. Advisory Fee.

a. Subject to the terms and conditions herein, the Company shall pay the Advisor and/or its designee an annual advisory fee (the “Advisory Fee”) equal to $1,000,000 per annum, plus the reasonable out-of-pocket expenses of the Advisory and/or its affiliate (including without limitation, costs of travel and fees and expenses of counsel, accountants and consultants), which Advisory Fee shall be payable annually on December 31 of each year.

b. The decision whether to collect any annual Advisory Fee or whether to defer any annual Advisory Fee shall be in the Advisor’s sole discretion. The Advisor’s decision not to collect or to defer the collection of any annual Advisory Fee shall not be construed to be a waiver of the Advisor’s right to collect such annual Advisory Fee in the future.

c. (c) All fees and expenses described in this paragraph 3 incurred from and after the date hereof shall be payable to the Advisor or its designees on an annual basis simultaneously with the annual Advisory Fee.

4. Transaction Fees. The Company hereby agrees to pay to the Advisor or its designee on the Closing Date (as such term is defined in the Purchase Agreement) upon the consummation of the transactions contemplated by the Purchase Agreement for a fee for services rendered in connection with the structuring of the financing for such transactions and certain other management services in the amount of $6,000,000, plus reasonable out-of-pocket expenses (including without limitation, costs of travel and fees and expenses of counsel, accountants and consultants). Such fees shall be payable to the Advisor or its designees by wire transfer to an account designated in writing by the Advisor.

5. Liability. Neither the Advisor nor any other Indemnitee (as defined in paragraph 6 below) shall be liable to the Company or any of its affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Letter Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of an Indemnitee acting within the scope of such person’s employment or authority. The Advisor makes no representations or warranties, express or implied, in respect of the services to be provided by the Advisor or any of the other Indemnitees. Except as the Advisor may otherwise agree in writing after the date hereof (i) the Advisor shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly (A) engage in the same or similar business activities or lines of business as the Company or any of its affiliates, including those competing with the Company or business as the Company or any of its affiliates, including those competing with the Company or any of its affiliates and (B) do business with any client or customer of any of the Company or any of its affiliates, (ii) neither the Advisor nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any such activities of or of such person’s participation therein, and (iii) in the event that the Advisor acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its affiliates, on the one hand, and the Advisor, on the other hand, or any other person, the Advisor shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its affiliates and, notwithstanding any provision of this Letter Agreement to the contrary, shall not be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that the Advisor directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company or any of its affiliates. In no event, will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than the Claims (as defined in paragraph 6 below) relating to the service to be provided by the Advisor hereunder.

6. Indemnity. The Company shall defend, indemnify and hold harmless the Advisor and its affiliates, members, partners, employees and agents (collectively, the “Indemnitees”) from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Letter Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of any of the Indemnitees, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee. The Company shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against such Company, any of its affiliates or any of the Indemnitees or in which any of the Indemnitees may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Letter Agreement or the performance hereof by any of the Indemnitees, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by an Indemnitee, then the Advisor shall reimburse the Company for the costs of defense and other costs incurred by the Company.

7. Assignment. The Company may not assign any obligations hereunder to any other party without the prior written consent of the Advisor (which consent shall not be unreasonably withheld), and the Advisory may not assign its obligations hereunder to any other party without the prior written consent of the Company (which consent shall not be unreasonably withheld); provided that the Advisor may, without consent of the Company, assign its rights and obligations under this Letter Agreement to any Affiliate (as such term is defined in the Stockholders Agreement).

8. Successors. This Letter Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

9. Counterparts. This Letter Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall Constitute but one and the same agreement.

10. Entire Agreement Modification Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Letter Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Letter Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved by an authorized representative of such party. This Letter Agreement may not be amended in a manner materially adverse to the Company and the Company may not waive any material provision of this Letter Agreement that is for its benefit. All issues concerning this Letter Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of California.

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Very truly yours,

REDPRAIRIE HOLDING, INC.

By:	/s/ David Golob
	Name:	David Golob
	Title:	President and Chief Executive Officer

Agreed and Accepted:

FRANCISCO PARTNERS, L.P.
By: Francisco Partners GP, LLC, its General Partner

By:	(Signature Illegible)
Name:
Title:

July 6, 2006

Francisco Partners, L.P.

c/o Francisco Partners GP, LLC

2882 Sand Hill Road

Suite 280

Menlo Park, CA 94025

Re: Amendment to Advisory Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain letter agreement (as the same may be amended form time to time, the “Advisory Agreement”) dated as of May 23, 2005 by and between RedPrairie Holding, Inc., a Delaware corporation (the “Company”) and Francisco Partners, L.P. (the “Advisor”) that sets forth the agreement of the Company and the Advisor with respect to the performance of certain advisory services for the Company by the Advisor.

Reference is further made to that certain Stock Purchase Agreement (as the same may be amended from time to time, the “Acquisition Agreement”) dated as of June 18, 2006 by and among RedPrairie Corporation, a Delaware corporation and a subsidiary of the Company, BlueCube Software, Inc., a Georgia corporation, and Erez Goren.

As consideration for the Advisor’s performance of the advisory services for the Company in connection with the Acquisition Agreement and related definitive documentation, the Company and the Advisor hereby agree to amend the Advisory Agreement as follows:

Section 4 of the Advisory Agreement is hereby amended by adding the following after the first sentence thereof:

“The Company hereby further agrees to pay to the Advisor or its designee on the Closing Date (as such term is defined in the Stock Purchase Agreement dated as of June 18, 2006 by and among by and among RedPrairie Corporation, BlueCube Software, Inc., a Georgia corporation, and Erez Goren (the “Acquisition Agreement”)) upon the consummation of the transactions contemplated by the Acquisition Agreement a fee for services rendered in connection with the structuring of the financing for such transactions and certain other management services in the amount of $1,000,000, plus reasonable out-of-pocket expenses (including without limitation costs of travel and fees and expenses of counsel, accountants and consultants).”

Very truly yours,

REDPRAIRIE HOLDING, INC.

By:	/s/ John G. Jazwiec
	Name:	John G. Jazwiec
	Title:	CEO

Agreed and Accepted:

FRANCISCO PARTNERS, L.P.
By: Francisco Partners GP, LLC, Its General Partner

By:	/s/ Ezra Perlman
Name:	Ezra Perlman
Title:	Principal